EX-99j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 22, 2012, relating to the financial statements and financial highlights which appear in the October 31, 2012 Annual Report to Shareholders of Delaware Global Real Estate Opportunities Fund (formerly a series of Delaware Pooled Trust), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights” and "Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
September 7, 2012